Exhibit 99.1

PATHEON REPORTS THIRD QUARTER FISCAL 2011 RESULTS

Announces implementation of new corporate strategy

TORONTO (September 9, 2011) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today:

•	Details of Patheon’s new corporate strategy, including an initial heavy focus on strengthening the company’s core operations; and,

•

Revenues for the third quarter of 2011 were $172.7 million or 5.8 percent higher than the same period last year. Excluding currency fluctuations, revenues would have been approximately 0.2 percent higher than in the same quarter last year. The loss from continuing operations before income taxes was $3.2 million compared to a loss from continuing operations before income taxes of $1.0 million in the same period last year. Adjusted EBITDA was $11.9 million compared to $23.7 million in the same period last year. The change in adjusted EBITDA versus the prior year is primarily due to non-recurrence of take-or-pay revenue from the U.K. commercial operations and reduced volume in France, partially offset by stronger performance in Puerto Rico.

The new corporate strategy, building upon Patheon’s strong industry reputation, includes:

•	Reassessing Patheon’s global footprint to enhance capacity utilization and efficiently focus ongoing capital investment on core, strategic businesses;

•	Accelerating operational excellence programs in both the Commercial and Pharmaceutical Development Services (“PDS”) businesses to increase efficiency, lower cost and better serve Patheon’s customers;

•	Evolving the existing commercial sites to function as centers of excellence that will focus on specific technologies or production types; and,

•	Investing in the PDS business and expanding its presence in early drug development services.

As part of the strategic global footprint review, Patheon is considering strategic alternatives for the Swindon U.K. commercial business, and has received indications of interest for the site. It is not contemplated that Patheon’s U.K. PDS operations would be part of any potential transaction. In addition, Patheon is in the process of transferring its Zug, Switzerland European headquarters operations to the company’s continuing U.K. operations, and intends over time to consolidate its Burlington, Ontario lab facility into its Toronto operation. In connection with the Burlington consolidation, Patheon intends to seek strategic alternatives for its clinical packaging operation which operates out of this facility. These initiatives are expected to result in additional cost reduction. Costs related to the Zug transfer and Burlington consolidation are not expected to have a material impact on Patheon’s financial results.

Commenting on the new strategic plan implementation, James C. Mullen, Patheon’s Chief Executive Officer said, “The development of a comprehensive strategy to stimulate growth and increase profitability included a thorough review of our markets, our market position, and our prospects for the future. Our review confirms that we have built a leading position in our industry and that macro trends are working in our favor. But to capitalize on this position, it is clear that we must aggressively improve the performance of our core operations. This is being accomplished by a combination of our existing team and outside consulting support.”

Mr. Mullen added, “We will create the premier, customer-focused, contract pharmaceutical development and manufacturing organization in the world. This should enable attractive earnings and cash flow to reinvest in the business and grow over the long-term.”

Third Quarter 2011 Operating Results from Continuing Operations

Gross profit for the third quarter was $27.4 million compared to $34.4 million for the same period last year. The change in gross profit was primarily due to unfavorable foreign exchange impact related to the weakening of the U.S. dollar, higher supplies and maintenance and a reduction of take or pay revenue in the United Kingdom, partially offset by prior years’ research and development investment tax credits in the quarter, and impact of higher volumes.

Selling, general and administrative expenses for the three months ended July 31, 2011 increased to $31.7 million from $26.1 million for the three months ended July 31, 2010. The increase was primarily due to higher consulting fees largely related to the new strategy and operational initiatives, and higher compensation expenses. The unfavorable foreign exchange impact on selling, general and administrative expense versus the prior year is approximately $1.9 million.

Operating loss for the three months ended July 31, 2011 was $6.2 million compared to operating income of $5.9 million for the three months ended July 31, 2010 as a result of the factors discussed above.

Third Quarter 2011 Highlights of Business Segment Results

Commercial Manufacturing – Revenues from commercial manufacturing operations for the third quarter of 2011 were $138.7 million compared to $130.2 million in the same period last year. Had local currency exchange rates remained constant to the rates of the same quarter of 2010, Commercial manufacturing revenues for the third quarter of 2011 would have been approximately $8.2 million lower than the reported third quarter revenues.

Adjusted EBITDA from the commercial manufacturing operations for the third quarter of 2011 was $11.5 million compared to $17.9 million in the same period of 2010. Had local currency exchange rates remained constant to the rates of the three months ended July 31, 2010 rates and after eliminating the impact of all foreign exchange gains and losses, commercial manufacturing Adjusted EBITDA for the third quarter of 2011 would have been approximately $0.5 million lower than reported.

Pharmaceutical Development Services (“PDS”) – PDS revenues for the third quarter of 2011 was $34.0 million compared to $33.1 million in the same period of 2010. Had the local currency rates remained constant to the third quarter last year, PDS revenues for the three months ended July 31, 2011 would have been $0.1 million lower than the same period of prior year.

Adjusted EBITDA from the PDS operations for the third quarter of 2011 was $9.3 million compared to $11.3 million in the same period of 2010. Had local currencies remained constant to the rates of the third quarter last year, and after eliminating the impact of all foreign exchange gains and losses, PDS Adjusted EBITDA for the third quarter of 2011 would have been approximately $0.4 million higher than reported. PDS Adjusted EBITDA for the three months ended July 31, 2011 included $0.7 million of prior years’ research and development investment tax credits compared to $2.8 million in the same period of fiscal 2010.

Corporate – Corporate costs in the third quarter of 2011 were $8.9 million compared to $5.5 million in the same quarter last year due to higher consulting fees related to the strategic and operational review, and higher compensation expense.

Nine Month Year- to-Date Operating Results from Continuing Operations

Revenue for the period was $518.4 million up from $493.5 million, an increase of 5.0 percent from the prior period. Commercial manufacturing revenues for the nine months ended July 31, 2011 increased to $425.8 million from $400.5 million, or 6.3 percent, from the same period of fiscal 2010. PDS revenue for the nine months ended July 31, 2011 was $92.6 million compared to $93.0 million in the same period of fiscal 2010.

Gross profit for the period increased to $102.3 million from $102.2 million in the same period last year. The change in gross profit was due to favorable mix resulting from the reservation fee and higher deferred revenue amortization at our Swindon facility, offset by unfavorable foreign exchange impact on cost of goods sold related to the weakening of the U.S. dollar, increase in supplies and maintenance, increase in inventory reserves, increased depreciation expenses from accelerated depreciation in Puerto Rico and impact of prior years’ research and development investment tax credits.

Selling, general and administrative expenses were $84.3 million in the first nine months, up from $82.1 million from prior year. The change was primarily due to higher costs related to legal and consulting fees, the former CEO’s severance and higher stock based compensation, partially offset by costs associated with the special committee of independent directors of $3.0 million for the nine months ended July 31, 2010. The unfavorable foreign exchange impact of sales, general and administrative expense versus the prior year was approximately $2.6 million.

Repositioning expenses for the nine months ended July 31, 2011 decreased by $2.4 million due to lower expenses in connection with the Caguas closure and consolidation in Puerto Rico compared to the same period last year, as the prior period included the initial project accruals.

Operating income for the period increased to $14.6 million from income of $14.3 million in the same period last year as a result of the factors discussed above.

Net loss before discontinued operations for the nine months was $10.9 million, or 8.4¢ per share compared to a net loss of $2.4 million, or 1.9¢ per share in the same period of 2010.

2011 Outlook

Patheon expects results from operations in the fourth quarter of 2011 will be stronger than those of the third quarter, but will be impacted by continuing consulting expense related to the implementation of Patheon’s strategic plan and operating efficiency initiatives.

Conference Call

In conjunction with today’s financial results announcement, Patheon will host a conference call with financial analysts at 10:00 a.m. (EDT). Slides related to topics covered on the call will be posted on Patheon’s Web site shortly prior to the call at http://ir.patheon.com/ Interested parties are invited to view the slides and access the conference call, via telephone, in listen-only mode, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). Listeners are encouraged to dial in five to fifteen minutes in advance to avoid delays. A live audio will also be available via the web at http://ir.patheon.com/. (Please note that Windows Media Player or RealPlayer is required).

A telephone replay of the conference call will be available between Friday, September 9, 2011 and Friday, September 16, 2011 by dialing 1-855-859-2056 (toll free) or 1-403-451-9481, and by entering identification number 89885109, followed by the number key.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Patheon’s services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, solid, semi-solid and liquid forms. The company uses many innovative technologies including single-use disposables, liquid-filled hard and soft capsules and a variety of modified release technologies. Its comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. Patheon can take customers direct to clinic with global clinical packaging and distribution services and Patheon’s Quick to Clinic™ programs can accelerate early phase development projects to clinical trials while minimizing the consumption of valuable API. The company’s integrated development and manufacturing network of 10 facilities, eight development centers and one clinical trial packaging facility across North America and Europe, ensures that customer products can be launched with confidence anywhere in the world.

Use of Non-GAAP Financial Measures

References in this press release to “Adjusted EBITDA” are to income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income, refinancing expenses, gains and losses on sale of fixed assets, gain on extinguishment of debt, income taxes, asset impairment charge, depreciation and amortization and other income and expenses. “Adjusted EBITDA margin” is Adjusted EBITDA as a percentage of revenues. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to net income (loss) determined in accordance with GAAP as indicators of performance. Adjusted EBITDA is used by management as an internal measure of profitability. The company has included these measures because it believes that this information is used by certain investors to assess its financial performance, before non-cash charges and certain costs that the company does not believe are reflective of its underlying business. An Adjusted EBITDA reconciliation of these amounts to the closest Canadian GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Current material assumptions relate to customer volumes, regulatory compliance and foreign exchange rates. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings; implementation of our new corporate strategy; global economic environment; exposure to complex production issues; substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; significant shareholder; supply arrangements; pension plans; derivative financial instruments; and dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” in our Form 10A and subsequent filings with the U.S. Securities and Exchange Commission and with the Canadian Securities Administrators. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

Contacts:

Eric Evans	Wendy Wilson
Chief Financial Officer	Investor Relations
Tel: (919) 226-3204	Tel: (919) 226-3313
Email: eric.evans@patheon.com	Email: wendy.wilson@patheon.com

CONSOLIDATED STATEMENTS OF LOSS

(unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2011	2010	2011	2010
(in millions of U.S. dollars, except loss per share)	$	$	$	$
Revenues	172.7	163.3	518.4	493.5
Cost of goods sold	145.3	128.9	416.1	391.3

Gross profit	27.4	34.4	102.3	102.2
Selling, general and administrative expenses	31.7	26.1	84.3	82.1
Repositioning expenses	1.9	2.4	3.4	5.8

Operating (loss) income	(6.2)	5.9	14.6	14.3
Interest expense, net	6.3	6.3	18.9	13.2
Impairment charge	—	2.1	—	3.4
Foreign exchange (gain) loss	(3.6)	(2.2)	3.2	(3.5)
(Gain) loss on sale of fixed assets	(0.1)	—	0.1	0.1
Refinancing expenses	—	0.3	—	12.0
Other (income) expense, net	(5.6)	0.4	(5.3)	(0.1)

Loss from continuing operations before income taxes	(3.2)	(1.0)	(2.3)	(10.8)
(Benefit from) provision for income taxes	(2.7)	2.0	8.6	(8.4)

Loss before discontinued operations	(0.5)	(3.0)	(10.9)	(2.4)
Loss from discontinued operations	(0.2)	—	(0.5)	(0.8)

Net loss attributable to restricted voting shareholders	(0.7)	(3.0)	(11.4)	(3.2)

Basic and diluted loss per share
From continuing operations	($0.004)	($0.023)	($0.084)	($0.019)
From discontinued operations	($0.002)	$0.000	($0.004)	($0.006)

	($0.006)	($0.023)	($0.088)	($0.025)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168	129,168	129,168	129,168

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of July 31, 2011	As of October 31, 2010
(in millions of U.S. dollars)	$	$
Assets
Current
Cash and cash equivalents	39.5	53.5
Accounts receivable	148.1	139.9
Inventories	88.2	73.3
Income taxes receivable	7.5	5.7
Prepaid expenses and other	16.9	9.5
Future tax assets - short-term	10.8	9.0

Total current assets	311.0	290.9

Capital assets	483.2	478.3
Intangible assets	0.3	1.4
Future tax assets	8.7	11.2
Goodwill	3.6	3.4
Investments	5.3	5.3
Other long-term assets	27.0	18.4

Total assets	839.1	808.9

Liabilities and shareholders’ equity
Current
Short-term borrowings	3.3	2.0
Accounts payable and accrued liabilities	171.4	156.7
Income taxes payable	0.2	0.4
Deferred revenues - short-term	9.8	26.7
Current portion of long-term debt	1.2	3.5

Total current liabilities	185.9	189.3

Long-term debt	274.3	274.8
Deferred revenues	28.1	19.2
Future tax liabilities	38.2	29.7
Other long-term liabilities	22.0	22.9

Total liabilities	548.5	535.9

Shareholders’ equity
Restricted voting shares	553.8	553.8
Contributed surplus	12.6	10.0
Deficit	(342.1)	(330.7)
Accumulated other comprehensive income	66.3	39.9

Total shareholders’ equity	290.6	273.0

Total liabilities and shareholders’ equity	839.1	808.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2011	2010	2011	2010
(in millions of U.S. dollars)	$	$	$	$
Operating activities
Loss before discontinued operations	(0.5)	(3.0)	(10.9)	(2.4)
Add (deduct) charges to operations not requiring a current cash payment
Depreciation and amortization	12.6	13.2	40.8	39.5
Impairment charge	—	2.1	—	3.4
Non-cash interest	0.4	0.2	0.8	2.3
Change in other long-term assets and liabilities	(7.6)	0.4	(9.7)	(8.9)
Future income taxes	(0.6)	1.4	10.3	(11.7)
Amortization of deferred revenues	(1.6)	(13.0)	(42.6)	(24.5)
(Gain) loss on sale of fixed assets	(0.1)	—	0.1	0.1
Stock-based compensation expense	1.3	0.8	2.6	1.4
Other	0.1	0.4	0.4	—

	4.0	2.5	(8.2)	(0.8)
Net change in non-cash working capital balances related to continuing operations	(0.1)	(12.3)	(6.8)	(3.4)
Increase in deferred revenues	7.6	3.8	27.2	44.1

Cash provided by (used in) operating activities of continuing operations	11.5	(6.0)	12.2	39.9
Cash (used in) provided by operating activities of discontinued operations	(0.1)	0.3	(0.5)	(0.8)

Cash provided by (used in) operating activities	11.4	(5.7)	11.7	39.1

Investing activities
Additions to capital assets	(10.2)	(13.5)	(31.2)	(32.9)
Proceeds on sale of capital assets	0.1	—	0.3	—
Net increase in investments	—	—	—	(0.9)
Investment in intangibles	—	—	—	(0.2)

Cash used in investing activities of continuing operations	(10.1)	(13.5)	(30.9)	(34.0)

Cash used in investing activities	(10.1)	(13.5)	(30.9)	(34.0)

Financing activities
Increase (decrease) in short-term borrowings	3.5	3.5	1.3	(9.1)
Increase in long-term debt	6.0	2.0	6.0	288.9
Repayment of long-term debt	(6.2)	(2.1)	(7.4)	(246.4)

Cash provided by (used in) financing activities of continuing operations	3.3	3.4	(0.1)	33.4

Cash provided by (used in) financing activities	3.3	3.4	(0.1)	33.4

Effect of exchange rate changes on cash and cash equivalents	(4.4)	(3.0)	5.3	(3.8)

Net increase (decrease) in cash and cash equivalents during the period	0.2	(18.8)	(14.0)	34.7
Cash and cash equivalents, beginning of period	39.3	75.8	53.5	22.3

Cash and cash equivalents, end of period	39.5	57.0	39.5	57.0

Supplemental cash flow information
Interest paid	0.3	3.8	12.5	11.1

Income taxes (received) paid, net	(1.3)	5.7	(0.6)	4.8

Adjusted EBITDA Bridge

(unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2011	2010	2011	2010
(in millions of U.S. dollars)	$	$	$	$
Adjusted EBITDA	11.9	23.7	55.8	63.1
Depreciation and amortization	(12.6)	(13.2)	(40.8)	(39.5)
Repositioning expenses	(1.9)	(2.4)	(3.4)	(5.8)
Interest expense, net	(6.3)	(6.3)	(18.9)	(13.2)
Impairment charge	—	(2.1)	—	(3.4)
Gain (loss) on sale of fixed assets	0.1	—	(0.1)	(0.1)
Refinancing expenses	—	(0.3)	—	(12.0)
Benefit from (provision for) income taxes	2.7	(2.0)	(8.6)	8.4
Other income (expense), net	5.6	(0.4)	5.1	0.1

Loss before discontinued operations	(0.5)	(3.0)	(10.9)	(2.4)

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